SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934


Filed by the Registrant  |_|
Filed by a Party other than the Registrant  |X|

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|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               THE EASTERN COMPANY
                (Name of Registrant as Specified in Its Charter)

                             MMI INVESTMENTS, L.L.C.
                   (Name of Person(s) Filing Proxy Statement)

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|_|  Fee paid previously with preliminary materials.

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     previously. Identify the previous filing by registration statement number,
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                  MILLBROOK CAPITAL MANAGEMENT COMMENCES PROXY
               SOLICITATION FROM THE EASTERN COMPANY SHAREHOLDERS


     Millbrook, N.Y. -- March 6, 1997 -- Millbrook Capital Management Inc. ("MCM") today announced that its MMI Investments, L.L.C. has commenced soliciting proxies from the shareholders of record of The Eastern Company (AMEX:EML). The proxy seeks to elect MMI Investments L.L.C.'s slate of Directors who, if elected at the 1997 Annual Meeting of The Eastern Company, would propose measures to increase shareholder value.

     Clay Lifflander, President of Millbrook Capital Management, said, "As major stockholders, we believe that Eastern has not been responsive to maximizing stockholder value. While refusing to even entertain the sale of Eastern at any price, the management of Eastern has offered no alternative route to maximizing stockholder value in the face of the poor performance of the Company and its stock price."

     Copies of the proxy statement may be obtained by contacting D.F. King & Co., Inc., 77 Water Street, New York, New York 10005 and telephone 212/269-5550.

     MCM, based in Millbrook, NY, is an investment firm owned by John S. Dyson. MCM is also the manager of MMI Investment, L.L.C. that beneficially owns 178,400 shares, or 6.61%, of the common stock of the Eastern Company. MCM specializes in the acquisition and management of middle market companies. Until recently, Mr. Dyson served as Deputy Mayor for Finance and Economic Development of New York City.

For more information contact:

Investor Contact:                              Media Contact:
John Nesbitt                                   Andy Lavin
Lippert/Heilshorn & Associates                 A. Lavin Communications
212-838-3777                                   212-354-2266